Exhibit 99.1

HERTZ SELECTS EQUITY SPONSOR FOR ITS CHAPTER 11 EXIT

Decision Has the Support of Holders of Over 85% of the Company’s Unsecured Notes

ESTERO, Fla., April 3, 2021 – Hertz Global Holdings, Inc. (OTCPK:HTZGQ) (“Hertz” or the “Company”) announced today that it has selected an enhanced proposal from Centerbridge Partners, L.P., Warburg Pincus LLC, and Dundon Capital Partners, LLC (collectively, the “Sponsorship Group”) to provide the equity capital required to fund Hertz’s exit from Chapter 11, keeping the Company on track to conclude its Chapter 11 case in June 2021. The deal is reflected in definitive executed documents, including, (1) an Equity Purchase and Commitment Agreement, (2) a Plan Support Agreement, (3) a Bridge Financing Commitment for Hertz International Ltd., (4) an Amended Chapter 11 Plan of Reorganization (the “Plan”), and (5) an amended Disclosure Statement (collectively, the “Transaction Documents”), which have been filed with the Delaware Bankruptcy Court presiding over Hertz’s Chapter 11 case.

The proposed transaction, which remains subject to approval by the Bankruptcy Court, is supported by holders of over 85% of the Company’s unsecured notes (the “Supporting Noteholders”), which comprise the vast majority of creditors in the largest class of claims voting on the Plan. As disclosed earlier this week, the two leading proposals under consideration had been advanced to the point where either one would leave the Company in a significantly strengthened financial position. Both would provide bridge financing to fund the Company’s European fleet needs prior to the Plan’s consummation. At exit, under both proposals, the Company would eliminate approximately $5 billion of debt, have over $2 billion of global liquidity, and completely eliminate all corporate debt on its European business. The level of creditor support for the Sponsorship Group’s proposal gave it the clear advantage. The proposal maximizes the Company’s opportunity to capitalize on the current market conditions for the financing of its business going forward and to exit Chapter 11 in a timely and efficient fashion.

Paul Stone, President and Chief Executive, said: “We are pleased to be moving forward with an enhanced proposal supported by our largest creditor constituency and that delivers excellent value to all our stakeholders. This plan accomplishes all the goals we set out to achieve through our financial restructuring. Our new sponsors combined with our strong leadership team will bring significant operational experience across fleet financing and management, which will benefit all of our stakeholders. We look forward to emerging from Chapter 11 in the second quarter financially and operationally stronger, and well-positioned to achieve the opportunities in the rebounding travel market.”

As set forth in the Transaction Documents, the Supporting Noteholders have agreed to support the exchange of the unsecured funded debt claims against the Company for approximately 48.2% of the equity in the reorganized company and the right to purchase an additional $1.6 billion of equity to fund the Plan. The Supporting Noteholders have also committed to purchase, or otherwise backstop, the full $1.6 billion of equity being offered to the holders of the Company’s unsecured funded debt. The holders of the Company’s €725 million European vehicle notes will be paid in cash in full under the Plan; their guaranty claims against the U.S. entities will be unimpaired and the balance of their debt will be paid by the issuer, Hertz Holdings Netherlands BV. Holders of general unsecured claims will receive a cash payment estimated to provide a recovery of approximately 75 percent. Administrative, priority, and secured claims will be paid in cash in full. In addition, the Company’s existing equity will be cancelled and receive no distribution.

The Sponsorship Group brings unique operational expertise as strategic partners to the Company. They have extensive experience across the automotive, rental, and travel sectors, including with companies such as Santander Consumer USA (SCUSA), Dana Incorporated, and Car Trade.

The selection of the Sponsorship Group reflects the culmination of a robust competitive process and series of negotiations that began in November 2020. The Company believes that through this competitive process they have maximized value for all stakeholders. The next step will be for the Bankruptcy Court to consider approving the terms of the Sponsorship Group’s proposed investment, the Disclosure Statement with respect to the Plan, and related creditor solicitation materials and procedures. All such matters are currently scheduled to be heard on April 16. Assuming Court approval, the Disclosure Statement and Plan will then be sent to Hertz’s creditors for a vote, and the Court will hold a hearing to consider confirmation of the Plan.

For the Court documents or filings, please visit https://restructuring.primeclerk.com/hertz or call (877) 428-4661 (toll-free in the U.S.) or (929) 955-3421 (from outside the U.S.). White & Case LLP is serving as legal advisor, Moelis & Co. is serving as investment banker, and FTI Consulting is serving as financial advisor.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of federal securities laws. Words such as “expect” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to our liquidity and potential financing sources; the bankruptcy process; our ability to obtain approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court throughout the course of the Chapter 11 Cases; the effects of Chapter 11 on the interests of various constituents; and the ability to negotiate, develop, confirm and consummate a plan of reorganization. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021, and any updates thereto in the Company's quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.

SOURCE Hertz Global Holdings, Inc.

For further information: mediarelations@hertz.com